UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VAPOR HUB INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	27-3191889
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

67 W Easy Street, Unit 115, Simi Valley, CA	93065
(Address of Principal Executive Offices)	(Zip Code)

Vapor Hub International Inc. 2015 Omnibus Incentive Plan

(Full Title of the Plan)

Kyle Winther

c/o Vapor Hub International Inc.

67 W Easy Street, Unit 115

Simi Valley, CA 93065

(Name and Address of Agent for Service)

(805) 309-0530

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jonathan Friedman, Esq.

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, CA 91403

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if smaller reporting company) ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	20,400,000	$0.03805	$775,200.00	$90.08

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on a per share price of $0.03805, the average of the high and low reported sales prices of the Registrant's common stock on the OTC Bulletin Board on June 9, 2015.

Explanatory Note

This registration statement on Form S-8 of Vapor Hub International Inc. (this “Registration Statement”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register 20,400,000 shares of common stock, par value $0.001 per share (the “Shares”), of Vapor Hub International Inc. (“we,” “us” or “our”) that may be issued and sold under the Vapor Hub International Inc. 2015 Omnibus Incentive Plan (the “Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1).  Such documents are not being filed with the Securities and Exchange Commission (“Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents, which have previously been filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein and shall be deemed to be a part hereof:

•

The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2014, filed with the Commission on September 29, 2014 (File No. 333-173438);

•

The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, originally filed with the Commission on November 14, 2014 (File No. 333-173438);

•

The Registrant’s Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2014, originally filed with the Commission on November 17, 2014 (File No. 333-173438);

•

The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2014, filed with the Commission on February 17, 2015 (File No. 000-55363);

•

The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, originally filed with the Commission on May 20, 2015 (File No. 000-55363);

•

The Registrant’s Current Report on Form 8-K, filed with the Commission on October 14, 2014 (File No. 333-173438);

•

The Registrant’s Current Report on Form 8-K, filed with the Commission on November 10, 2014 (File No. 333-173438);

•

The Registrant’s Current Report on Form 8-K, filed with the Commission on January 7, 2015 (File No. 333-173438);

•

The Registrant’s Current Report on Form 8-K, filed with the Commission on February 6, 2015 (File No. 000-55363); and

•

The Registrant’s Current Report on Form 8-K, filed with the Commission on April 3, 2015 (File No. 000-55363);

•

The Registrant’s Current Report on Form 8-K, filed with the Commission on June 2, 2015 (File No. 000-55363);

•

The Registrant’s Current Report on Form 8-K, filed with the Commission on June 8, 2015 (File No. 000-55363); and

•

The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A, as filed with the Commission on February 5, 2015 (File No. 000-55363), including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

Not applicable.

Item 6.

Indemnification of Directors and Officers.

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our articles of incorporation, as amended, and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our articles of incorporation and bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person is not liable due to conduct that constituted a breach of his or her fiduciary duties and such breach involved intentional misconduct, fraud or a knowing violation of law, and that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Indemnification may not be made for any claim as to which the person seeking indemnity has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to our company unless the court in which the action or suit was brought or another court of competent jurisdiction determines that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court deems proper. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our board of directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified. Under our articles of incorporation, as amended, and bylaws, we will advance expenses incurred by officers, directors, employees or agents who are parties to or are threatened to made parties to any threatened, pending or completed action by reason of the fact that such person was serving in such capacity, prior to the disposition of such action and promptly following request therefor, upon receipt of an undertaking by or on behalf of such person to repay such advances if it should be determined ultimately that such person is not entitled to indemnification.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and we have obtained such a policy.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.

Exemption from Registration.

Not applicable.

Item 8.

Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.

Exhibit Description

4.1

Amended and Restated Articles of Incorporation. Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 000-55363) filed with the Securities and Exchange Commission on February 6, 2015.

4.2

Amended and Restated Bylaws. Incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 000-55363) filed with the Securities and Exchange Commission on February 6, 2015.

4.3

2015 Omnibus Incentive Plan.  Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 000-55363) filed with the Securities and Exchange Commission on February 6, 2015.*

5.1

Opinion of Legal Counsel.

23.1

Consent of Independent Registered Public Accounting Firm.

23.2

Consent of Legal Counsel.  Incorporated by reference to Exhibit 5.1.

24.1

Power of Attorney.  Incorporated by reference to the signature page to this Registration Statement on Form S-8.

______________

*  A management contract or compensatory plan or arrangement.

Item 9.

Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Simi Valley, California, on June 12, 2015.

VAPOR HUB INTERNATIONAL INC.

(Registrant)

By:

 /s/ Kyle Winther

Kyle Winther

Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Kyle Winther and Lori Winther as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file a new registration statement under Rule 461 or Instruction E of Form S-8 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kyle Winther Kyle Winther	Chief Executive Officer & Director (Principal Executive Officer)	June 12, 2015
/s/ Lori Winther Lori Winther	Chief Financial Officer & Director (Principal Financial and Accounting Officer)	June 12, 2015
/s/ Gary Jacob Perlingos Gary Jacob Perlingos	President, Chief Technology Officer & Director	June 12, 2015
/s/ Justin Moreno	Chief Operating Officer & Director	June 12, 2015
Justin Moreno
/s/ Niels Winther	Director	June 12, 2015
Niels Winther

Exhibit 5.1

June 12, 2015

Vapor Hub International Inc.

67 W Easy Street, Unit 115

Simi Valley, CA

Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by Vapor Hub International Inc., a Nevada corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 20,400,000 shares of Common Stock (the “2015 Plan Shares”) of the Company, issuable pursuant to the Company’s 2015 Omnibus Incentive Plan (the “2015 Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based on the foregoing, we are of the opinion that the 2015 Plan Shares, upon issuance and sale in conformity with and pursuant to the 2015 Plan and following receipt by the Company of the consideration therefor, will be duly and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.  We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ Stubbs Alderton & Markiles, LLP

STUBBS ALDERTON & MARKILES, LLP

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Vapor Hub International Inc.

Simi Valley, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 20,400,000 shares of common stock of Vapor Hub International Inc., of our report dated September 29, 2014, relating to our audits of the consolidated balance sheets of Vapor Hub International, Inc. as of June 30, 2014 and December 31, 2013, and the related consolidated statement of operations, stockholders’ equity (deficit), and cash flows for the period from Inception (July 12, 2013) to June 30, 2014, which appear in Vapor Hub International Inc.’s Form 10-K filed with the Securities and Exchange Commission on September 29, 2014. We also consent to the reference to our Firm under the caption “Experts.”

/s/ ANTON & CHIA, LLP

Anton & Chia, LLP

Newport Beach, California

June 12, 2015